EXHIBIT 99.1

FOR IMMEDIATE RELEASE November 18, 2011	CONTACTS:
News Media
Ruben Rodriguez (202) 624-6620

Financial Community
Douglas Bonawitz (202) 624-6129

WGL Holdings, Inc. Reports Fiscal Year 2011 Financial Results;

Issues Fiscal Year 2012 Guidance

•	Consolidated earnings per share up – $2.28 per share for fiscal year 2011 vs. $2.16 per share for fiscal year 2010

•	Consolidated non-GAAP operating earnings – $2.25 per share vs. $2.27 per share for fiscal year 2010

•	Earnings Guidance for fiscal year 2012 in a range of $2.63 and $2.75 for GAAP earnings and $2.46 and $2.58 for non-GAAP operating earnings

Consolidated Results

WGL Holdings, Inc. (NYSE: WGL), the parent company of Washington Gas Light Company (Washington Gas) and other energy-related subsidiaries, today reported net income determined in accordance with generally accepted accounting principles in the United States of America (GAAP) for the fiscal year ended September 30, 2011 of $117.1 million, or $2.28 per share, compared to net income of $109.9 million, or $2.16 per share, reported for the fiscal year ended September 30, 2010.

For the quarter ended September 30, 2011, we reported a net loss determined in accordance with GAAP of $(30.6) million, or $(0.60) per share, compared to a net loss of $(26.1) million, or $(0.51) per share, reported for the same quarter of the prior fiscal year. Reporting a net loss for quarters ended September 30 is typical due to the seasonal nature of our utility operations and the corresponding reduced demand for natural gas during this period.

Financial performance is also evaluated based on non-GAAP operating earnings (loss). Non-GAAP operating earnings (loss) excludes the effects of: (i) unrealized mark-to-market gains (losses) on energy-related derivatives; (ii) certain gains and losses associated with optimizing the utility segment’s system capacity assets and (iii) certain unusual transactions. Refer to “Use of Non-GAAP Operating Earnings (Loss)” and supporting reconciliations attached to this news release for a detailed discussion of management’s use of this non-GAAP financial measure, as well as reconciliations of net income determined in accordance with GAAP to non-GAAP operating earnings (loss) for both our consolidated and segment results.

For the fiscal year ended September 30, 2011, non-GAAP operating earnings were $115.5 million, or $2.25 per share, compared to non-GAAP operating earnings of $115.0 million, or $2.27 per share, for the prior fiscal year. For the fourth quarter of fiscal year 2011, our non-GAAP operating loss was $(13.4) million, or $(0.26) per share, compared to a non-GAAP operating loss of $(14.8) million, or $(0.29) per share, for the same quarter of the prior fiscal year.

“Strong performance in our retail energy-marketing segment and our ongoing focus on cost control helped us to deliver annual earnings that exceeded our most recent guidance, recovering to 2010 levels,” said Terry D. McCallister, Chairman and Chief Executive Officer of WGL Holdings. “I am pleased with this achievement in light of the headwinds we’ve faced this year from increased pension and operating costs, and given the amount of time that has passed since our last rate adjustments. We have also continued to make investments to support our strategy of delivering clean and efficient energy solutions, recently announcing an investment of up to $30 million in an agreement with Skyline Innovations to install and own commercial-scale solar water heating systems. We now look forward to further earnings improvements in 2012 as we conclude rate cases in Maryland and Virginia and continue to benefit from the growth of our non-utility businesses.”

Fiscal Year and Fourth Quarter Results by Business Segment

Regulated Utility Segment

For the fiscal year ended September 30, 2011, our regulated utility segment reported net income of $69.2 million, or $1.35 per share, compared to net income of $101.7 million, or $2.00 per share, for the prior fiscal year. Net income for the 2011 fiscal year was impacted by one-time adjustments in the fourth quarter as a result of charges associated with regulatory proceedings. After adjustments, non-GAAP operating earnings for the regulated utility segment were $86.2 million, or $1.68 per share, for the fiscal year ended September 30, 2011, compared to non-GAAP operating earnings of $96.0 million, or $1.89 per share, for the prior fiscal year. The year-over-year comparisons of non-GAAP operating earnings reflect: (i) higher employee benefit expense due to changes in pension and retiree medical plan valuation assumptions; (ii) the impact of the reduction in the Maryland depreciation rates effective on June 1, 2010, creating a timing difference between the recognition and recovery of depreciation expense in 2010; (iii) higher depreciation expense due to the growth in, and mix of, our investment in utility plant; (iv) higher costs for weather protection products related to the District of Columbia; (v) a comparison to 2010 results which were favorably impacted by a one-time retroactive recovery of hexane costs and (vi) higher operating expenses primarily attributable to system software upgrades and workforce planning initiatives. Partially offsetting these unfavorable variances were: (i) higher revenues from an increase in average active customer meters of more than 9,800 over the same twelve month period of the prior fiscal year; (ii) a decrease in recurring business process outsourcing costs and (iii) a decrease in incentive plan benefit costs.

For the quarter ended September 30, 2011, our regulated utility segment reported a seasonal net loss of $(38.4) million, or $(0.75) per share, compared to a net loss of $(19.6) million, or $(0.38) per share, reported for the fourth quarter of the prior fiscal year. After adjustments, the non-GAAP operating loss for the regulated utility segment was $(24.2) million, or $(0.47) per share, for the quarter ended September 30, 2011, compared to a non-GAAP operating loss of $(19.1) million, or $(0.37) per share, for the same quarter of the prior fiscal year. This three month comparison of non-GAAP operating earnings reflects: (i) higher employee benefit expense due to changes in pension and retiree medical plan valuation assumptions; (ii) higher depreciation expense due to the growth in, and mix of, our investment in utility plant and (iii) a comparison to 2010 results which were favorably impacted by a one-time retroactive recovery of hexane costs. Partially offsetting these unfavorable variances was lower uncollectible accounts expense which was associated with a reserve adjustment recorded in the prior year.

Retail Energy-Marketing Segment

For the fiscal year ended September 30, 2011, the retail energy-marketing segment reported net income of $48.8 million, or $0.95 per share, an increase of $37.7 million, or $0.73 per share, over net income of $11.1 million, or $0.22 per share, reported for the prior fiscal year. Non-GAAP operating earnings for the retail energy-marketing segment were $34.1 million, or $0.67 per share, for the fiscal year ended September 30, 2011, an increase of $11.3 million, or $0.22 per share, over non-GAAP operating earnings of $22.8 million, or $0.45 per share, for the prior fiscal year. For the quarter ended September 30, 2011, the retail energy-marketing segment reported net income of $6.0 million, or $0.12 per share, an increase of $11.7 million, or $0.23 per share, compared to a net loss of $(5.7) million, or $(0.11) per share, reported for the same quarter of the prior fiscal year. Non-GAAP operating earnings for the retail energy-marketing segment were $11.7 million, or $0.23 per share, for the quarter ended September 30, 2011, an increase of $5.8 million, or $0.11 per share, over non-GAAP operating earnings of $5.9 million, or $0.12 per share, for the same quarter of the prior fiscal year.

The differences between GAAP net income and non-GAAP operating earnings are due to adjustments to eliminate unrealized mark-to-market gains and losses attributable to certain wholesale energy supply and retail sales contracts. For both the fiscal year and quarter comparisons, the increase in non-GAAP operating earnings reflects higher realized natural gas and electricity margins, partially offset by higher general and administrative expenses. The increase in natural gas sales margins for the fiscal year is primarily attributed to higher gas sales volumes driven by customer growth and higher unit margins related to colder weather and higher wholesale deliveries. For the quarter, natural gas margin improvements were driven by customer growth and favorable timing on the recognition of margins compared to the prior year. Electric sales margins increased for the full year and fourth quarter primarily due to higher sales volumes driven by customer growth as well as favorable weather and pricing conditions in 2011.

Design-Build Energy Systems Segment

For the fiscal year and quarter ended September 30, 2011, the design-build energy systems segment reported modestly profitable results which contributed approximately $0.01 per share for both periods. This compares favorably to the minor loss of approximately $(0.01) per share, for both the prior fiscal year and the same quarter last year. The increase in earnings in fiscal year 2011 is primarily due to the commencement of project work for government agency customers that was delayed in the prior year. There were no non-GAAP adjustments for this segment for any of the periods presented.

Other Activities

Other activities included unallocated net costs of the parent company and the operating results of Capitol Energy Ventures and other investments that were not considered operating segments. For the year ended September 30, 2011, other activities reported a net loss of $(1.4) million, or $(0.03) per share, compared to a net loss of $(2.3) million, or $(0.05) per share, for the prior fiscal year. For the quarter ended September 30, 2011, other activities reported net income of $1.5 million, or $0.02 per share, an increase of $2.1 million, or $0.03 per share, compared to a net loss of $(0.6) million, or $(0.01) per share, for the same period of the prior fiscal year. After adjustments to eliminate mark-to-market gains and losses, the non-GAAP operating loss for other activities was $(5.4) million, or $(0.11) per share, for the year ended September 30, 2011, compared to an operating loss of $(3.1) million, or $(0.06) per share, for the prior fiscal year. For the quarter ended September 30, 2011, other activities reported non-GAAP operating losses of $(1.3) million, or $(0.03) per share, compared to $(1.5) million, or $(0.03) per share, for the same period of the prior fiscal year. Non-GAAP operating losses for the year were higher than in the prior year principally due to higher initial expenses associated with activities of our non-utility wholesale energy company, Capitol Energy Ventures that are expected to contribute revenues in subsequent periods.

Earnings Outlook

Our GAAP earnings estimate for fiscal year 2012 is in a range of $2.63 per share to $2.75 per share. This estimate includes projected fiscal year 2012 earnings from our regulated utility segment in a range of $1.81 per share to $1.87 per share and projected fiscal year 2012 earnings from our unregulated business segments in a range of $0.82 per share to $0.88 per share.

We are also providing a consolidated earnings estimate for fiscal year 2012 based on non-GAAP operating earnings in a range of $2.46 per share to $2.58 per share. This estimate includes projected fiscal year 2012 non-GAAP operating earnings from our regulated utility segment in a range of $1.80 per share to $1.86 per share, and projected fiscal year 2012 non-GAAP operating earnings from our unregulated business segments in a range of $0.66 per share to $0.72 per share. Refer to the “Reconciliation of GAAP Earnings Guidance to Non-GAAP Earnings Guidance” attached to this press release for a reconciliation of our GAAP earnings per share estimate to our estimate based on non-GAAP operating earnings per share.

We assume no obligation to update this guidance. The absence of any statement by us in the future should not be presumed to represent an affirmation of this earnings guidance. For the assumptions underlying this guidance, please refer to the slides accompanying our webcast that will be posted to the WGL Holdings website, www.wglholdings.com.

Other Information

We will hold a conference call at 2 p.m. Eastern time on November 21, 2011, to discuss our fourth quarter and fiscal year 2011 financial results. The live conference call will be available to the public via a link located on the WGL Holdings website, www.wglholdings.com. To hear the live webcast, click on the “Webcast” link located on the home page of the referenced site. The webcast and related slides will be archived on the WGL Holdings website through December 21, 2011.

Headquartered in Washington, D.C., WGL Holdings, Inc. has three operating segments: (i) the regulated utility segment which primarily consists of Washington Gas, a natural gas utility that serves over one million customers throughout metropolitan Washington, D.C., and the surrounding region; (ii) the retail-energy marketing segment which consists of Washington Gas Energy Services, Inc., a third-party marketer that competitively sells natural gas and electricity and (iii) the design-build energy systems segment, which consists of Washington Gas Energy Systems, Inc., a provider of design-build energy efficiency solutions to government and commercial clients. Additional information about WGL Holdings, Inc. is available on our website, www.wglholdings.com.

Unless otherwise noted, earnings per share amounts are presented on a diluted basis, and are based on weighted average common and common equivalent shares outstanding.

Please see the attached comparative statements for additional information on our operating results. Also attached to this news release are reconciliations of net income determined in accordance with GAAP to non-GAAP operating earnings (loss) for both our consolidated and segment results as well as reconciliations of our GAAP earnings guidance to our non-GAAP earnings guidance.

Forward-Looking Statements

This news release and other statements by us include forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 with respect to the outlook for earnings, revenues and other future financial business performance or strategies and expectations. Forward-looking statements are typically identified by words such as, but not limited to, “estimates,” “expects,” “anticipates,” “intends,” “believes,” “plans,” and similar expressions, or future or conditional verbs such as “will,” “should,” “would,” and “could.” Although we believe such forward-looking statements are based on reasonable assumptions, we cannot give assurance that every objective will be achieved. Forward-looking statements speak only as of today, and we assume no duty to update them. Factors that could cause actual results to differ materially from those expressed or implied include, but are not limited to, general economic conditions and the factors discussed under the “Risk Factors” heading in our most recent annual report on Form 10-K and other documents we have filed with, or furnished to, the U.S. Securities and Exchange Commission.

WGL Holdings, Inc.

Consolidated Balance Sheets

(Unaudited)

(In thousands)	September 30, 2011	September 30, 2010
ASSETS
Property, Plant and Equipment
At original cost	$3,575,973	$3,383,364
Accumulated depreciation and amortization	(1,086,072)	(1,037,156)
Net property, plant and equipment	2,489,901	2,346,208
Current Assets
Cash and cash equivalents	4,332	8,849
Accounts receivable, net	296,423	298,212
Storage gas — at cost (first-in, first-out)	290,394	242,223
Other	133,584	167,981
Total current assets	724,733	717,265
Deferred Charges and Other Assets	594,400	580,421
Total Assets	$3,809,034	$3,643,894

CAPITALIZATION AND LIABILITIES
Capitalization
Common shareholders’ equity	$1,202,715	$1,153,395
Washington Gas Light Company preferred stock	28,173	28,173
Long-term debt	587,213	592,875
Total capitalization	1,818,101	1,774,443
Current Liabilities
Notes payable and current maturities of long-term debt	116,525	130,515
Accounts payable and other accrued liabilities	279,434	225,362
Other	180,781	188,174
Total current liabilities	576,740	544,051
Deferred Credits	1,414,193	1,325,400
Total Capitalization and Liabilities	$3,809,034	$3,643,894

WGL Holdings, Inc.

Consolidated Statements of Income

(Unaudited)

	Three Months Ended September 30,		Fiscal Year Ended September 30,
(In thousands, except per share data)	2011	2010	2011	2010
OPERATING REVENUES
Utility	$115,523	$127,250	$1,264,580	$1,297,786
Non-utility	332,602	337,892	1,486,921	1,411,090
Total Operating Revenues	448,125	465,142	2,751,501	2,708,876

OPERATING EXPENSES
Utility cost of gas	39,714	42,108	595,678	618,308
Non-utility cost of energy-related sales	301,838	331,803	1,334,773	1,340,774
Operation and maintenance	93,654	78,239	339,529	309,089
Depreciation and amortization	23,201	21,979	91,325	94,011
General taxes and other assessments	22,906	22,618	146,421	122,797
Total Operating Expenses	481,313	496,747	2,507,726	2,484,979

OPERATING INCOME (LOSS)	(33,188)	(31,605)	243,775	223,897
Other Income (Expenses) — Net	2,242	(213)	2,291	931
Interest Expense
Interest on long-term debt	10,057	9,597	39,976	39,413
AFUDC and other — net	(61)	511	570	654
Total Interest Expense	9,996	10,108	40,546	40,067
INCOME (LOSS) BEFORE INCOME TAXES	(40,942)	(41,926)	205,520	184,761
INCOME TAX EXPENSE (BENEFIT)	(10,710)	(16,113)	87,150	73,556
NET INCOME (LOSS)	(30,232)	(25,813)	118,370	111,205
Dividends on Washington Gas preferred stock	330	330	1,320	1,320

NET INCOME (LOSS) APPLICABLE TO COMMON STOCK	$(30,562)	$(26,143)	$117,050	$109,885

AVERAGE COMMON SHARES OUTSTANDING
Basic	51,324	50,871	51,195	50,538
Diluted	51,324	50,871	51,295	50,765

EARNINGS (LOSS) PER AVERAGE COMMON SHARE
Basic	$(0.60)	$(0.51)	$2.29	$2.17
Diluted	$(0.60)	$(0.51)	$2.28	$2.16

Net Income (Loss) Applicable To Common Stock — By Segment ($000):

Regulated utility	$(38,424)	$(19,550)	$69,172	$101,698

Non-utility operations:
Retail energy-marketing	6,029	(5,689)	48,817	11,124
Design-build energy systems	302	(255)	464	(635)
Other activities	1,531	(649)	(1,403)	(2,302)
Total non-utility	7,862	(6,593)	47,878	8,187
NET INCOME (LOSS) APPLICABLE TO COMMON STOCK	$(30,562)	$(26,143)	$117,050	$109,885

WGL Holdings, Inc.

Consolidated Financial and Operating Statistics

(Unaudited)

FINANCIAL STATISTICS
	Fiscal Year Ended September 30,
	2011	2010
Closing Market Price — end of period	$39.07	$37.78
52-Week Market Price Range	$41.99-$34.69	$38.08-$30.96
Price Earnings Ratio	17.1	17.4
Annualized Dividends Per Share	$1.55	$1.51
Dividend Yield	4.0%	4.0%
Return on Average Common Equity	9.9%	9.8%
Total Interest Coverage (times)	5.8	5.5
Book Value Per Share — end of period	$23.42	$22.63
Common Shares Outstanding — end of period (thousands)	51,365	50,975

UTILITY GAS STATISTICS
	Three Months Ended September 30,				Fiscal Year Ended September 30,
(In thousands)	2011		2010		2011		2010
Operating Revenues
Gas Sold and Delivered
Residential — Firm	$57,890		$70,883		$815,843		$864,788
Commercial and Industrial — Firm	17,647		18,384		195,659		193,212
Commercial and Industrial — Interruptible	360		507		2,490		3,803
Electric Generation	275		275		1,100		1,100
	76,172		90,049		1,015,092		1,062,903
Gas Delivered for Others
Firm	21,591		21,101		169,127		160,952
Interruptible	7,965		8,054		50,573		47,116
Electric Generation	205		279		458		489
	29,761		29,434		220,158		208,557
	105,933		119,483		1,235,250		1,271,460
Other	9,590		7,767		29,330		26,326
Total	$115,523		$127,250		$1,264,580		$1,297,786

	Three Months Ended September 30,				Fiscal Year Ended September 30,
(In thousands of therms)	2011		2010		2011		2010
Gas Sales and Deliveries
Gas Sold and Delivered
Residential — Firm	29,722		36,115		677,558		662,357
Commercial and Industrial — Firm	13,882		14,570		179,207		170,534
Commercial and Industrial — Interruptible	487		445		2,573		3,649
	44,091		51,130		859,338		836,540
Gas Delivered for Others
Firm	39,640		44,115		501,187		481,099
Interruptible	44,127		45,373		271,421		267,823
Electric Generation	73,153		104,839		140,557		172,995
	156,920		194,327		913,165		921,917
Total	201,011		245,457		1,772,503		1,758,457

WASHINGTON GAS ENERGY SERVICES
Natural Gas Sales
Therm Sales (thousands of therms)	68,152		63,181		678,424		593,319
Number of Customers (end of period)	172,200		160,900		172,200		160,900
Electricity Sales
Electricity Sales (thousands of kWhs)	3,047,798		2,909,970		10,793,095		9,276,202
Number of Accounts (end of period)	182,500		154,900		182,500		154,900

UTILITY GAS PURCHASED EXPENSE
(excluding asset optimization)	61.88	¢	74.85	¢	67.57	¢	74.72	¢

HEATING DEGREE DAYS
Actual	14		—		3,999		3,825
Normal	14		14		3,770		3,765
Percent Colder (Warmer) than Normal	—%		(100.0)%		6.1%		1.6%
Average Active Customer Meters	1,084,110		1,074,396		1,084,388		1,074,505

WGL HOLDINGS, INC.

USE OF NON-GAAP OPERATING EARNINGS (LOSS)

(Unaudited)

The attached reconciliations are provided to clearly identify adjustments made to net income calculated in accordance with GAAP to derive non-GAAP operating earnings (loss). Management believes non-GAAP operating earnings (loss) provides a more meaningful representation of our earnings from ongoing operations by adjusting for the effects of: (i) unrealized mark-to-market gains and losses from energy-related derivatives; (ii) certain gains and losses associated with optimizing the utility segment’s capacity assets and (iii) certain unusual transactions. This presentation facilitates analysis by providing a consistent and comparable measure to help management, investors and analysts better understand and evaluate our operating results and performance trends, and assist in analyzing period-to-period comparisons. Additionally, we use this non-GAAP measure to report to the board of directors and to evaluate management’s performance.

The economic substance underlying our adjustments to calculate non-GAAP operating earnings (loss) is as follows:

•

We exclude unrealized mark-to-market adjustments for our energy-related derivatives to provide a more transparent and accurate view of the ongoing financial results of our operations. For our regulated utility segment, we use derivatives to substantially lock-in a future profit. This profit does not change even though the unrealized fair value of the underlying derivatives may change period-to-period, until settlement. For our retail energy-marketing segment, we use derivatives to lock-in a price for energy supplies to match future retail sales commitments. These derivatives are subject to mark-to-market treatment, while most of the corresponding retail sales contracts are not. With the exception of certain transactions related to the optimization of system capacity assets, as discussed below, when these derivatives settle the economic impact is reflected in our non-GAAP operating results, as we are only removing the interim unrealized mark-to-market amounts that are ultimately reversed when the derivatives are settled.

•

We adjust for certain gains and losses associated with the optimization of the regulated utility segment’s capacity assets. Transactions to optimize our system storage capacity assets are structured to lock-in a profit that is recognized, for regulatory purposes, as the natural gas is delivered to end-use customers. These transactions may result in gains and losses that consist of: (i) the settlement of physical and financial derivatives related to the management of our storage inventory and (ii) lower-of-cost or market adjustments from the difference between the cost of physical inventory compared to the amount realized through rates when the inventory is ultimately delivered to customers. In our GAAP results, due to timing differences between when the physical and financial transactions settle, and when the natural gas is sold to the end-use customer, gains and losses associated with our storage optimization strategy may be spread across different reporting periods. For purposes of calculating non-GAAP operating earnings (loss), gains and losses associated with these transactions are included in the reporting period when the gas is delivered to the end-use customer and the ultimate profit is realized for regulatory purposes. In addition, losses incurred to terminate long-term contracts affecting transportation capacity optimization margins of future periods are included in the reporting period when the transportation capacity optimization margins earned as a result of the termination are realized. These adjustments reflect a better matching between the economic costs and benefits of the overall optimization strategy.

We also exclude valuation adjustments to the carrying value of non-system natural gas storage inventory. This inventory is held solely to support asset optimization transactions. Valuation adjustments to reflect lower-of-cost or market under current accounting standards may not be representative of the margins that will be realized and shared with our utility ratepayers. Non-GAAP earnings reflect actual margins realized based on the unadjusted historical cost in storage when inventory is withdrawn and sold.

•	We exclude certain unusual transactions that may be the result of regulatory or legal decisions, or items that we may deem outside of the ordinary course of business.

There are limits in using non-GAAP operating earnings (loss) to analyze our results, as they are not prepared in accordance with GAAP and may be different from non-GAAP financial measures used by other companies. In addition, using non-GAAP operating earnings (loss) per share to analyze our earnings may have limited value as it excludes certain items that may have a material impact on our reported financial results. We compensate for these limitations by providing investors with the attached reconciliations to net income, the most directly comparable GAAP financial measure.

WGL HOLDINGS, INC. (Consolidating by Segment)

RECONCILIATION OF GAAP NET INCOME (LOSS) TO

NON-GAAP OPERATING EARNINGS (LOSS)

(Unaudited)

Fiscal Year Ended September 30, 2011
(In thousands, except per share data)	Regulated Utility	Retail Energy- Marketing	Design-Build Energy Systems	Other Activities*	Consolidated
GAAP net income (loss)	$69,172	$48,817	$464	$(1,403)	$117,050
Adjusted for (items shown after-tax):
Unrealized mark-to-market loss (gain) on energy-related derivatives (a)	7,932	(14,684)	—	(4,274)	(11,026)
Storage optimization program (b)	(1,305)	—	—	301	(1,004)
Amortization of derivative contract termination (c)	(1,065)	—	—	—	(1,065)
Weather derivative products (d)	290	—	—	—	290
Competitive service provider imbalance cash settlement (e)	3,205	—	—	—	3,205
Regulatory asset write-off — outsourcing implementation costs (f)	3,291	—	—	—	3,291
Regulatory asset write-off — tax effect Medicare Part D (g)	4,720	—	—	—	4,720
Non-GAAP operating earnings (loss)	$86,240	$34,133	$464	$(5,376)	$115,461

GAAP diluted earnings (loss) per average common share (51,295 shares)	$1.35	$0.95	$0.01	$(0.03)	$2.28
Per share effect of non-GAAP adjustments	0.33	(0.28)	—	(0.08)	(0.03)
Non-GAAP operating earnings (loss) per share	$1.68	$0.67	$0.01	$(0.11)	$2.25

Fiscal Year Ended September 30, 2010
(In thousands, except per share data)	Regulated Utility	Retail Energy- Marketing	Design-Build Energy Systems	Other Activities^	Consolidated
GAAP net income (loss)	$101,698	$11,124	$(635)	$(2,302)	$109,885
Adjusted for (items shown after-tax):
Unrealized mark-to-market loss (gain) on energy-related derivatives (a)	(7,234)	11,719	—	(812)	3,673
Storage optimization program (b)	204	—	—	—	204
Amortization of derivative contract termination (c)	(964)	—	—	—	(964)
Weather derivative products (d)	110	—	—	—	110
Partial settlement of the Supplemental Executive Retirement Program (h)	2,140	—	—	—	2,140
Non-GAAP operating earnings (loss)	$95,954	$22,843	$(635)	$(3,114)	$115,048

GAAP diluted earnings (loss) per average common share (50,765 shares)	$2.00	$0.22	$(0.01)	$(0.05)	$2.16
Per share effect of non-GAAP adjustments	(0.11)	0.23	—	(0.01)	0.11
Non-GAAP operating earnings (loss) per share	$1.89	$0.45	$(0.01)	$(0.06)	$2.27

Three Months Ended September 30, 2011
(In thousands, except per share data)	Regulated Utility	Retail Energy- Marketing	Design-Build Energy Systems	Other Activities*	Consolidated
GAAP net income (loss)	$(38,424)	$6,029	$302	$1,531	$(30,562)
Adjusted for (items shown after-tax):
Unrealized mark-to-market loss (gain) on energy-related derivatives (a)	2,079	5,718	—	(3,157)	4,640
Storage optimization program (b)	523	—	—	301	824
Amortization of derivative contract termination (c)	9	—	—	—	9
Weather derivative products (d)	441	—	—	—	441
Competitive service provider imbalance cash settlement (e)	3,205	—	—	—	3,205
Regulatory asset write-off — outsourcing implementation costs (f)	3,291	—	—	—	3,291
Regulatory asset write-off — tax effect Medicare Part D (g)	4,720	—	—	—	4,720
Non-GAAP operating earnings (loss)	$(24,156)	$11,747	$302	$(1,325)	$(13,432)

GAAP diluted earnings (loss) per average common share (51,324 shares)	$(0.75)	$0.12	$0.01	$0.02	$(0.60)
Per share effect of non-GAAP adjustments	0.28	0.11	—	(0.05)	0.34
Non-GAAP operating earnings (loss) per share	$(0.47)	$0.23	$0.01	$(0.03)	$(0.26)

Three Months Ended September 30, 2010
(In thousands, except per share data)	Regulated Utility	Retail Energy- Marketing	Design-Build Energy Systems	Other Activities^	Consolidated
GAAP net loss	$(19,550)	$(5,689)	$(255)	$(649)	$(26,143)
Adjusted for (items shown after-tax):
Unrealized mark-to-market loss (gain) on energy-related derivatives (a)	929	11,628	—	(812)	11,745
Storage optimization program (b)	(554)	—	—	—	(554)
Weather derivative products (d)	111	—	—	—	111
Non-GAAP operating earnings (loss)	$(19,064)	$5,939	$(255)	$(1,461)	$(14,841)

GAAP diluted loss per average common share (50,871 shares)	$(0.38)	$(0.11)	$(0.01)	$(0.01)	$(0.51)
Per share effect of non-GAAP adjustments	0.01	0.23	—	(0.02)	0.22
Non-GAAP operating earnings (loss) per share	$(0.37)	$0.12	$(0.01)	$(0.03)	$(0.29)

*	Other Activities for fiscal year 2011 include the results of operations of Capitol Energy Ventures and include non-GAAP adjustments for net unrealized losses (gains) on energy-related derivatives. Per share amounts may include adjustments for rounding.

^	Other Activities for fiscal year 2010 may include adjustments for rounding in its per share amounts.

(Footnote references are described on the following page.)

WGL HOLDINGS, INC. (Consolidated by Quarter)

RECONCILIATION OF GAAP NET INCOME (LOSS) TO

NON-GAAP OPERATING EARNINGS (LOSS)

(Unaudited)

Fiscal Year 2011
	Quarterly Period Ended (i)
(In thousands, except per share data)	Dec. 31	Mar. 31	Jun. 30	Sept. 30	Fiscal Year
GAAP net income (loss)	$65,232	$79,428	$2,952	$(30,562)	$117,050
Adjusted for (items shown after-tax):
Unrealized mark-to-market (gain) loss on energy-related derivatives (a)	(10,667)	236	(5,235)	4,640	(11,026)
Storage optimization program (b)	(1,720)	(637)	529	824	(1,004)
Amortization of derivative contract termination (c)	(429)	(645)	—	9	(1,065)
Weather derivative products (d)	(182)	58	(27)	441	290
Competitive Service Provider imbalance cash settlement (e)	—	—	—	3,205	3,205
Regulatory asset write-off — outsourcing implementation costs (f)	—	—	—	3,291	3,291
Regulatory asset write-off — tax effect Medicare Part D (g)	—	—	—	4,720	4,720
Non-GAAP operating earnings (loss)	$52,234	$78,440	$(1,781)	$(13,432)	$115,461

Diluted average common shares outstanding	51,143	51,242	51,314	51,324	51,295

GAAP diluted earnings (loss) per average common share	$1.28	$1.55	$0.06	$(0.60)	$2.28
Per share effect of non-GAAP adjustments	(0.26)	(0.02)	(0.09)	0.34	(0.03)
Non-GAAP operating earnings (loss) per share	$1.02	$1.53	$(0.03)	$(0.26)	$2.25

Fiscal Year 2010
	Quarterly Period Ended (i)
(In thousands, except per share data)	Dec. 31	Mar. 31	Jun. 30	Sept. 30	Fiscal Year
GAAP net income (loss)	$47,641	78,706	$9,681	$(26,143)	$109,885
Adjusted for (items shown after-tax):
Unrealized mark-to-market (gain) loss on energy-related derivatives (a)	2,371	5,147	(15,590)	11,745	3,673
Storage optimization program (b)	385	871	(498)	(554)	204
Amortization of derivative contract termination (c)	(385)	(579)	—	—	(964)
Weather derivative products (d)	786	(1,424)	637	111	110
Partial settlement of the Supplemental Executive Retirement Program (h)	—	—	2,140	—	2,140
Non-GAAP operating earnings (loss)	$50,798	$82,721	$(3,630)	$(14,841)	$115,048

Diluted average common shares outstanding	50,429	50,572	50,918	50,871	50,765

GAAP diluted earnings (loss) per average common share	$0.94	$1.56	$0.19	$(0.51)	$2.16
Per share effect of non-GAAP adjustments	0.07	0.08	(0.26)	0.22	0.11
Non-GAAP operating earnings (loss) per share	$1.01	$1.64	$(0.07)	$(0.29)	$2.27

Footnotes:

(a)	Represents the change in the unrealized mark-to-market positions of our energy-related derivatives that were recorded to income during the period. For the regulated utility segment, to the extent that our unrealized mark-to-market gains and losses are not shared with customers, these amounts are recorded directly to income. All unrealized mark-to-market gains and losses for the retail energy-marketing segment and to Capitol Energy Ventures in the other activities segment are recorded directly to income.

(b)	Adjustments to shift the timing of storage optimization margins from the periods recognized for GAAP purposes to the periods in which such margins are recognized for regulatory sharing purposes. In addition, lower-of-cost-or-market adjustments related to system and non-system storage optimization are eliminated for non-GAAP reporting, since the margins will be recognized for regulatory purposes when the withdrawals are made at the unadjusted historical cost of storage inventory.

(c)	During the fourth quarter of fiscal year 2009, Washington Gas terminated a long-term energy-related derivative contract related to its transportation capacity optimization and recognized an associated loss of $3.9 million for GAAP purposes. For non-GAAP purposes, this loss is being recognized in this period to be matched against the margins earned in the quarters that would have been constrained if the contract had not been terminated.

(d)	Represents weather derivatives that are recorded at fair value rather than being valued based on actual variations from normal weather. Thus, any portion of recorded fair value that is not directly offset by an increase/decrease in revenue due to weather is excluded for non-GAAP purposes.

(e)	Represents a refund to customers ordered by the Public Service Commission of Maryland (PSC of MD) in September 2011 associated with a cash settlement of gas imbalances with competitive service providers. The order remanded the matter to a hearing examiner to determine the amount of the refund as the difference between charges made to customers and the charges that would have been incurred had the imbalances been made up through volumetric adjustments.

(f)	Represents a write-off of a previously approved Maryland regulatory asset established in 2008 for the initial implementation costs associated with our business process outsourcing plan. As a result of the rate case in Maryland, these costs are no longer probable of recovery and therefore do not qualify for regulatory asset treatment.

(g)	In March 2010, the Patient Protection and Affordable Care Act (PPACA) eliminated future Med D tax benefits for Washington Gas’ tax years beginning after September 30, 2013. The deferred tax asset related to this benefit was reversed and a regulatory asset was established to reflect the probable recovery of higher future tax expense from customers. Based on positions taken by the Virginia State Corporation Commission (SCC of VA) in Washington Gas’ rate case and in other cases, we determined that it was not probable that the SCC of VA would permit recovery of this asset.

(h)	Represents the partial settlement of the Supplemental Employee Retirement Program due to lump sum distributions to certain retired employees that occurred in 2010.

(i)	Quarterly earnings per share may not sum to year-to-date or annual earnings per share as quarterly calculations are based on weighted average common and common equivalent shares outstanding, which may vary for each of those periods.

WGL HOLDINGS, INC.

RECONCILIATION OF GAAP EARNINGS GUIDANCE TO

NON-GAAP EARNINGS GUIDANCE

FISCAL YEAR ENDING SEPTEMBER 30, 2012

Consolidated
	Low	High
GAAP Earnings Per Share Guidance Range	$2.63	$2.75
Adjusted for:
Unrealized mark-to-market gain on energy-related derivatives (a)	(0.16)	(0.16)
Storage optimization program (b)	0.02	0.02
Retroactive depreciation expense adjustment (c)	(0.03)	(0.03)
Non-GAAP Operating Earnings Per Share Guidance Range	$2.46	$2.58

Regulated Utility Segment
	Low	High
GAAP Earnings Per Share Guidance Range	$1.81	$1.87
Adjusted for:
Storage optimization program (b)	0.02	0.02
Retroactive depreciation expense adjustment (c)	(0.03)	(0.03)
Non-GAAP Operating Earnings Per Share Guidance Range	$1.80	$1.86

Unregulated Business Segments
	Low	High
GAAP Earnings Per Share Guidance Range	$0.82	$0.88
Adjusted for:
Unrealized mark-to-market gain on energy-related derivatives (a)	(0.16)	(0.16)
Non-GAAP Operating Earnings Per Share Guidance Range	$0.66	$0.72

Footnotes:

(a)	Represents the estimated reversal of certain of our existing unrealized mark-to-market positions related to our energy derivatives that will be recorded to income during fiscal year 2012. For the regulated utility segment, to the extent that our unrealized mark-to-market gains and losses are not shared with customers, these amounts are recorded directly to income. All unrealized mark-to-market gains and losses for the retail-energy marketing segment and to Capitol Energy Ventures in the other activities segment are recorded directly to income.

(b)	Adjustments to shift the timing of storage optimization margins from the periods recognized for GAAP purposes to the periods in which such margins are recognized for regulatory sharing purposes. In addition, lower-of-cost-or-market adjustments related to system and non-system storage optimization are eliminated for non-GAAP reporting, since the margins will be recognized for regulatory purposes when the withdrawals are made at the unadjusted historical cost of storage inventory.

(c)	Represents an adjustment that reduces depreciation expense applicable to the period from January 1, 2010 through September 30, 2011. This adjustment will be recorded upon approval of new depreciation rates by the SCC of VA.